        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On January 31, 2005, MetLife, Inc. ("MetLife") and Citigroup Inc. ("Citigroup") entered into a definitive agreement (the "Acquisition Agreement"), pursuant to which MetLife agreed to acquire all of the outstanding shares of capital stock of certain of the domestic and international subsidiaries of Citigroup, referred to as the Citigroup Life Insurance and Annuities businesses ("Citigroup L&A") for $11.5 billion in consideration, subject to certain closing adjustments and financing arrangements, and receipt of regulatory approvals and satisfaction or waiver of other closing conditions (the "Acquisition"). The Acquisition Agreement provides for Citigroup's execution of specific transactions to exclude certain assets and liabilities prior to the closing, and these transactions have been reflected in the Citigroup L&A historical combined financial statements as if completed. The Citigroup L&A historical condensed combined financial statements as of and for the three months ended March 31, 2005 and as of and for the year ended December 31, 2004 are included as exhibits to the Current Reports on Form 8-K filed by MetLife on May 27, 2005 and May 13, 2005, respectively.

     On July 1, 2005, MetLife completed the Acquisition of Citigroup L&A for $11.8 billion. Actual consideration paid by MetLife to Citigroup for the purchase consisted of approximately $10.8 billion in cash and 22.4 million shares of MetLife Common Stock with a value of approximately $1.0 billion.

     The following unaudited pro forma condensed consolidated financial information consolidates the unaudited historical interim condensed consolidated balance sheet at March 31, 2005, the unaudited historical interim condensed consolidated statement of income for the three months ended March 31, 2005 and the historical consolidated statement of income for the year ended December 31, 2004 of MetLife with the unaudited historical interim condensed combined balance sheet at March 31, 2005, the unaudited historical interim condensed combined statement of income for the three months ended March 31, 2005 and the historical combined statement of income for the year ended December 31, 2004 of Citigroup L&A. Those unaudited historical interim condensed financial statements and historical financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The unaudited pro forma condensed consolidated financial information has been prepared using the assumptions described in the notes thereto.

     The unaudited pro forma condensed consolidated financial information below should be read in conjunction with the notes thereto and the unaudited historical interim condensed consolidated financial statements as of and for the three months ended March 31, 2005 of MetLife included in its Quarterly Report on Form 10-Q, as well as the historical consolidated financial statements as of and for the year ended December 31, 2004 of MetLife included in its Annual Report on Form 10-K. The unaudited pro forma condensed consolidated financial information below should also be read in conjunction with the Current Reports on Form 8-K filed by MetLife on May 27, 2005 and May 13, 2005 which include as exhibits: 1) the unaudited historical interim condensed combined financial statements of Citigroup L&A as of and for the three months ended March 31, 2005, and 2) the audited historical combined financial statements of Citigroup L&A as of and for the year ended December 31, 2004, respectively.

     This unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the consolidated company that would have actually occurred had the Acquisition been effective during the periods presented or of the future financial position or future results of operations of the consolidated company. The unaudited condensed consolidated financial information as of and for the periods presented may have been different had the companies actually been consolidated as of or during those periods due to, among other factors, possible revenue enhancements, expense efficiencies and integration costs. Additionally, as discussed in Note 1, the actual allocation of the purchase price to the acquired assets and liabilities may vary materially from the assumptions used in preparing the unaudited pro forma condensed consolidated financial information.

                                 METLIFE, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2005

                                                   HISTORICAL
                                              --------------------    PRO FORMA     PRO FORMA
                                                         CITIGROUP    PURCHASE      FINANCING                         PRO FORMA
                                              METLIFE       L&A      ADJUSTMENTS   ADJUSTMENTS         NOTES         CONSOLIDATED
                                              --------   ---------   -----------   -----------   -----------------   ------------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                        INCREASE/(DECREASE)
ASSETS
Investments:
  Fixed maturities available-for-sale, at
    fair value..............................  $182,519    $44,508     $    (88)      $(2,456)       3(a), 3(b), 3(t)   $224,483
  Equity securities, at fair value..........     2,516        391           --            --                              2,907
  Mortgage and other loans..................    31,977      2,349           43            --           3(c)              34,369
  Policy loans..............................     8,953        894            5            --           3(d)               9,852
  Real estate and real estate joint ventures
    held-for-investment.....................     3,458        279          127            --           3(e)               3,864
  Real estate held-for-sale.................       848         29           13          (478)       3(f), 3(g)              412
  Other limited partnership interests.......     3,051      1,326           --            --                              4,377
  Short-term investments....................     2,551      3,364           --            --                              5,915
  Trading securities........................       134      1,081           --            --                              1,215
  Other invested assets.....................     4,960        338          234            --           3(h)               5,532
                                              --------    -------     --------       -------                           --------
    TOTAL INVESTMENTS.......................   240,967     54,559          334        (2,934)                           292,926
Cash and cash equivalents...................     3,925        648      (10,923)       10,923           3(i)               4,573
Common stock issuance and distribution......        --         --       (1,000)        1,000           3(i)                  --
Accrued investment income...................     2,433        560           --            --                              2,993
Premiums and other receivables..............     7,515      4,146        1,137            --           3(j)              12,798
Deferred policy acquisition costs...........    13,130      3,035       (3,035)           --           3(l)              13,130
Value of business acquired..................     1,668         90        2,904            --        3(m), 3(n)            4,662
Goodwill....................................       611        226        4,592            --        3(o), 3(p)            5,429
Other intangible assets.....................        14         --          185            --           3(q)                 199
Other assets................................     6,622      1,617            1            22     3(r), 3(ff), 3(s)        8,262
Separate account assets.....................    85,786     31,052           --            --                            116,838
                                              --------    -------     --------       -------                           --------
    TOTAL ASSETS............................  $362,671    $95,933     $ (5,805)      $ 9,011                           $461,810
                                              ========    =======     ========       =======                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Future policy benefits....................  $100,630    $12,679     $  3,008       $    --        3(j), 3(ff)        $116,317
  Policyholder account balances.............    85,802     35,633        1,831            --           3(k)             123,266
  Other policyholder funds..................     7,226      1,604           --            --                              8,830
  Policyholder dividends payable............     1,048         --           --            --                              1,048
  Policyholder dividend obligation..........     1,737         --           --            --                              1,737
  Short-term debt...........................     1,120         --           --            --                              1,120
  Long-term debt............................     7,414        (23)         (87)        2,716        3(a), 3(t)           10,020
  Shares subject to mandatory redemption....       278         --           --            --                                278
  Junior subordinated debt securities
    underlying common equity units..........        --         --           --         2,134           3(t)               2,134
  Current income taxes payable..............        31          8           50           460        3(ff), 3(g)             549
  Deferred income taxes payable.............     2,414        694       (1,709)          (51)       3(u), 3(g)            1,348
  Payables under securities loaned
    transactions............................    31,713      2,331           --            --                             34,044
  Trading securities sold not yet
    purchased...............................        --        369           --            --                                369
  Other liabilities.........................    14,434      2,915         (227)           97        3(v), 3(w)           17,219
  Separate account liabilities..............    85,786     31,052           --            --                            116,838
                                              --------    -------     --------       -------                           --------
    TOTAL LIABILITIES.......................   339,633     87,262        2,866         5,356                            435,117
                                              --------    -------     --------       -------                           --------
Stockholders' Equity:
  Common stock, par value $0.01 per
    share;..................................         8         --           --            --           3(i)                   8
  Additional paid-in capital................    15,043         --           --           854     3(i), 3(t), 3(w)        15,897
  Preferred stock, par value $0.01 per
    share; $25.00
    liquidation value.......................        --         --           --             1           3(t)                   1
  Additional paid-in capital................        --         --           --         2,042           3(t)               2,042
  Common stock of Citigroup L&A.............        --        131         (131)           --           3(x)                  --
  Additional paid-in capital................        --      3,138       (3,138)           --           3(x)                  --
  Retained earnings.........................     7,595      4,238       (4,238)          758        3(x), 3(g)            8,353
  Treasury stock, at cost;..................    (1,764)        --           --            --                             (1,764)
  Accumulated other comprehensive income....     2,156      1,164       (1,164)           --           3(x)               2,156
                                              --------    -------     --------       -------                           --------
    TOTAL STOCKHOLDERS' EQUITY..............    23,038      8,671       (8,671)        3,655                             26,693
                                              --------    -------     --------       -------                           --------
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY................................  $362,671    $95,933     $ (5,805)      $ 9,011                           $461,810
                                              ========    =======     ========       =======                           ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                                 METLIFE, INC.

     UNAUDITED PRO FORMA INTERIM CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2005

                                         HISTORICAL
                                    --------------------    PRO FORMA     PRO FORMA
                                               CITIGROUP    PURCHASE      FINANCING                                   PRO FORMA
                                    METLIFE       L&A      ADJUSTMENTS   ADJUSTMENTS              NOTES              CONSOLIDATED
                                    --------   ---------   -----------   -----------   ----------------------------  ------------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                              INCREASE/(DECREASE)
REVENUES
Premiums..........................  $  6,002    $   267     $     --       $    --                                     $  6,269
Universal life and investment-type
  product policy fees.............       791        232           (1)           --                 3(y)                   1,022
Net investment income.............     3,217        759          (78)          (40)            3(z), 3(aa)                3,858
Other revenues....................       299         50          (19)           --                3(bb)                     330
Net investment gains (losses).....       (15)        54           --            --                                           39
                                    --------    -------     --------       -------                                     --------
     TOTAL REVENUES...............    10,294      1,362          (98)          (40)                                      11,518
                                    --------    -------     --------       -------                                     --------

EXPENSES
Policyholder benefits and
  claims..........................     5,962        320          (10)           --                 3(j)                   6,272
Interest credited to policyholder
  account balances................       795        371          (62)           --                 3(k)                   1,104
Policyholder dividends............       415         --           --            --                                          415
Other expenses....................     1,973        274          (39)           65             3(cc), 3(dd)               2,273
                                    --------    -------     --------       -------                                     --------
     TOTAL EXPENSES...............     9,145        965         (111)           65                                       10,064
                                    --------    -------     --------       -------                                     --------
Income from continuing operations
  before provision for income
  taxes...........................     1,149        397           13          (105)                                       1,454
Provision for income taxes........       350        124            4           (37)               3(ee)                     441
                                    --------    -------     --------       -------                                     --------
INCOME FROM CONTINUING
  OPERATIONS......................  $    799    $   273     $      9       $   (68)                                    $  1,013
                                    ========    =======     ========       =======                                     ========

EARNINGS PER SHARE
Income from continuing operations
  available to common stockholders
  Basic...........................  $   1.09                                                                           $   1.30
                                    ========                                                                           ========
  Diluted.........................  $   1.08                                                                           $   1.29
                                    ========                                                                           ========
Weighted average number of common
  shares outstanding
  Basic...........................     734.0                                                                              756.4
                                    ========                                                                           ========
  Diluted.........................     739.6                                                                              762.0
                                    ========                                                                           ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                                 METLIFE, INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2004

                                        HISTORICAL           PRO FORMA     PRO FORMA
                                  -----------------------    PURCHASE      FINANCING                    PRO FORMA
                                  METLIFE   CITIGROUP L&A   ADJUSTMENTS   ADJUSTMENTS      NOTES       CONSOLIDATED
                                  -------   -------------   -----------   -----------   ------------   ------------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                               INCREASE/(DECREASE)
REVENUES
Premiums........................  $22,204      $1,314          $  --         $  --                       $23,518
Universal life and
  investment-type product policy
  fees..........................    2,868         711             34            --          3(y)           3,613
Net investment income...........   12,367       2,973           (311)         (162)     3(z), 3(aa)       14,867
Other revenues..................    1,198         161            (83)           --         3(bb)           1,276
Net investment gains............      175          14             --            --                           189
                                  -------      ------          -----         -----                       -------
      TOTAL REVENUES............   38,812       5,173           (360)         (162)                       43,463
                                  -------      ------          -----         -----                       -------
EXPENSES
Policyholder benefits and
  claims........................   22,666       1,529            (36)           --          3(j)          24,159
Interest credited to
  policyholder account
  balances......................    2,998       1,386           (227)           --          3(k)           4,157
Policyholder dividends..........    1,666          --             --            --                         1,666
Other expenses..................    7,822       1,014           (131)          257      3(cc), 3(dd)       8,962
                                  -------      ------          -----         -----                       -------
      TOTAL EXPENSES............   35,152       3,929           (394)          257                        38,944
                                  -------      ------          -----         -----                       -------
Income from continuing
  operations before provision
  for income taxes..............    3,660       1,244             34          (419)                        4,519
Provision for income taxes......    1,030         343             83          (147)        3(ee)           1,309
                                  -------      ------          -----         -----                       -------
INCOME FROM CONTINUING
  OPERATIONS....................  $ 2,630      $  901          $ (49)        $(272)                      $ 3,210
                                  =======      ======          =====         =====                       =======
EARNINGS PER SHARE
Income from continuing
  operations available to common
  stockholders
    Basic.......................  $  3.51                                                                $  4.04
                                  =======                                                                =======
    Diluted.....................  $  3.48                                                                $  4.01
                                  =======                                                                =======
Weighted average number of
  common shares outstanding
    Basic.......................    749.7                                                                  772.1
                                  =======                                                                =======
    Diluted.....................    754.8                                                                  777.2
                                  =======                                                                =======

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                                 METLIFE, INC.

 NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

     The unaudited pro forma condensed consolidated financial information gives effect to the acquisition as if it had occurred at March 31, 2005 for the purposes of the unaudited pro forma condensed consolidated balance sheet and at January 1, 2004 for the purposes of the unaudited pro forma condensed consolidated statements of income. The unaudited pro forma condensed consolidated financial information has been prepared by MetLife's management and is based on MetLife's historical consolidated financial statements and Citigroup L&A's historical combined financial statements, which have been prepared by Citigroup. Certain amounts from Citigroup L&A's historical combined financial statements have been reclassified to conform to the MetLife presentation. In accordance with Article 11 of Regulation S-X, discontinued operations and cumulative effects of changes in accounting and the related earnings per share data have been excluded from the presentation of the unaudited pro forma condensed consolidated statements of income.

     This unaudited pro forma condensed consolidated financial information is prepared in conformity with accounting principles generally accepted in the United States of America. The unaudited pro forma condensed consolidated balance sheet at March 31, 2005 and the unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 have been prepared using the following information:

          (a) Unaudited historical interim condensed consolidated financial statements of MetLife as of and for the three months ended March 31, 2005;

          (b) Unaudited historical interim combined financial statements of Citigroup L&A as of and for the three months ended March 31, 2005;

          (c) Audited historical consolidated financial statements of MetLife as of and for the year ended December 31, 2004;

          (d) Audited historical combined financial statements of Citigroup L&A as of and for the year ended December 31, 2004; and

          (e) Such other supplementary information as considered necessary to reflect the Acquisition in the unaudited pro forma condensed consolidated financial information.

     Some previously reported amounts have been reclassified to conform with the presentation for the three months ended March 31, 2005.

     The pro forma adjustments reflecting the Acquisition of Citigroup L&A under the purchase method of accounting are based on certain estimates and assumptions. The pro forma adjustments may be revised as additional information becomes available. The actual adjustments resulting from the Acquisition and the allocation of the actual purchase price of Citigroup L&A will depend on a number of factors, including additional financial information available at the date of allocation changes in values and changes in Citigroup L&A's operating results. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. MetLife's management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

     The excess of the purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, has been allocated to goodwill. The unaudited pro forma condensed consolidated financial information does not include the anticipated financial benefits or expenses from such items as expense efficiencies or revenue enhancements arising from the Acquisition nor does the unaudited pro forma condensed consolidated financial information include the portion of restructuring and integration costs to be incurred by MetLife.

                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)

     The unaudited pro forma condensed consolidated financial information is not intended to reflect the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated, or the results that may be obtained by the consolidated company in the future. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the notes thereto and the unaudited historical interim condensed consolidated financial statements as of and for the three months ended March 31, 2005 of MetLife included in its Quarterly Report on Form 10-Q, as well as the historical consolidated financial statements as of and for the year ended December 31, 2004 of MetLife included in its Annual Report on Form 10-K. The unaudited pro forma condensed consolidated financial information should also be read in conjunction with the Current Reports on Form 8-K filed by MetLife on May 27, 2005 and May 13, 2005 which include as exhibits: 1) the unaudited historical interim condensed combined financial statements of Citigroup L&A as of and for the three months ended March 31, 2005 and 2) the audited historical combined financial statements of Citigroup L&A as of and for the year ended December 31, 2004, respectively.

2. PURCHASE PRICE AND FINANCING CONSIDERATIONS

     On July 1, 2005, MetLife, Inc. paid Citigroup $11.8 billion in consideration for all of the outstanding shares of capital stock held by Citigroup and its affiliates, of certain of the domestic and international insurance subsidiaries of Citigroup, constituting the Citigroup L&A business. The Acquisition Agreement provided for Citigroup's execution of specific transactions to exclude certain assets and liabilities prior to the closing, and these transactions have been reflected in the Citigroup L&A historical combined financial statements as if completed.

     The unaudited pro forma condensed consolidated financial information presented herein reflects the financing of the purchase price as follows:

            (i) MetLife, Inc. issued $1 billion, 22.4 million shares, of common stock to Citigroup in the transaction.

            (ii) The remaining $10.8 billion of purchase price paid to Citigroup was in cash and was funded by MetLife through:

             a) The sale of a real estate property and fixed maturity securities. The unaudited pro forma condensed consolidated statements of income reflect the reduction in investment income from the sale of fixed maturity securities but does not reflect a reduction of investment income from the sale of real estate property as such investment income is reported as discontinued operations. The unaudited pro forma condensed consolidated statements of income do not reflect the gains/ (losses) on the sale of real estate property or fixed maturity securities as such gains/(losses) would be reported as discontinued operations or are sales that would not be part of the normal course of business.

             b) The issuance of various forms of securities including senior debt, common equity units ("CEUs"), and preferred stock. The unaudited pro forma condensed consolidated statements of income reflect the impact of these financing arrangements using MetLife's borrowing and dividend rates for such types of securities.

                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)

     For purposes of presentation in the unaudited pro forma condensed consolidated financial information, the financing of the Acquisition and allocation of the $11.8 billion purchase price is assumed to be as follows:

                                                      ANNUAL             EXPECTED INTEREST/
                                                    INTEREST/               DIVIDEND(4)
                                     FINANCING       DIVIDEND      ------------------------------
                                      AMOUNT          RATE(4)         ANNUAL          QUARTERLY
                                   -------------   ------------    -------------    -------------
                                   (IN MILLIONS)       (%)         (IN MILLIONS)    (IN MILLIONS)
SOURCES:
Cash.............................     $ 4,165            (1)(2)       (1)(2)           (1)(2)
Debt.............................       2,716      5.00 - 5.70%       $  145           $   36
Junior subordinated debt
  securities associated with
  common equity units............       2,134      4.82 - 4.91%       $  104           $   26
Preferred stock..................       2,100      4.39 - 6.50%       $  124           $   31
MetLife, Inc. common stock.......       1,000               (3)          (3)              (3)
                                      -------
  Total sources of funds.........     $12,115
                                      =======
USES:
Debt and equity issuance
  costs -- See pro forma
  adjustments 3(s) and 3(t) in
  Note 3.........................     $   128
                                      -------
Investment in MetLife Capital
  Trusts II and III -- See pro
  forma adjustment 3(t) in
  Note 3.........................          64
                                      -------
Other transaction costs -- See
  pro forma adjustment 3(i) in
  Note 3.........................         123
Purchase price paid to
  Citigroup......................      11,800
                                      -------
Total purchase price.............      11,923
                                      -------
  Total uses of funds............     $12,115
                                      =======
PURCHASE PRICE ALLOCATION:
Total purchase price.............     $11,923
                                      -------
Net balance sheet assets acquired
  at March 31, 2005:
Carrying value of net balance
  sheet assets prior to the
  Acquisition....................       8,671
Estimated fair value
  adjustments....................      (1,566)
                                      -------
Estimated fair value of net
  balance sheet assets
  acquired.......................       7,105
                                      -------
Goodwill.........................     $ 4,818
                                      =======

---------------

    (1) A real estate property with a carrying value of $478 million was sold on May 4, 2005 for $1,720 million, resulting in a gain of $758 million, net of current income taxes payable of $460 million, deferred income taxes of $(51) million and transaction costs of $75 million. The real estate was sold to facilitate the funding of the Acquisition. Net investment income on such real estate property was $67 million for the year ended December 31, 2004 and $16 million during the three months ended March 31, 2005. The sale of the real estate property is reflected as a pro forma adjustment in the unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated statements of income have not been adjusted to reflect a reduction in the related net investment income or to reflect the gain on the sale of such real estate property as both would be reported as discontinued operations. See pro forma adjustment 3(g).

                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)

(2) Fixed maturities with a carrying value of $2,520 million have been assumed sold to fund the purchase price. The net investment income on such fixed maturities of $165 million for the year ended December 31, 2004 was computed based upon the average yield of fixed maturities of 6.55% during 2004. The sale of the fixed maturities and the elimination of one-fourth of the related annual investment income, $41 million for the three months ended March 31, 2005, are reflected as pro forma adjustments in the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of income, respectively. Any gains/(losses) realized on the sale of such investments would not be part of the normal course of business and, as such, has not been reflected in the accompanying unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2005. See pro forma adjustment 3(b). The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2004 reflects the reduction of investment income related to the sale of the fixed maturity securities but does not reflect the gains/(losses) on the sale of such fixed maturity securities as such gains/(losses) are on sales that would not be part of the normal course of business.

(3) Common stock dividend rates are set annually and are not reflected in the unaudited pro forma condensed consolidated financial information.

(4) Debt and preferred stock were issued in multiple series. Debt securities consisted of $1,000 million of 5.00% senior notes due 2015, 400 million pounds sterling ($729 million) of 5.25% senior notes due 2020 and $1,000 million of 5.70% senior notes due 2035. Preferred stock consisted of $1,500 million of 6.50% series B preferred stock and $600 million of floating rate series A preferred stock. The ranges of interest and dividend rates noted above, which have been used to calculate the impact of the financing on the unaudited pro forma condensed consolidated financial information, reflect the actual rates with such issuances. The interest rates presented above relative to the associated CEUs reflects only the interest rate on the debt portion of such securities. The rate on the CEUs presented above does not reflect the contractual payment rate on the forward share purchase contract associated with such securities, which is 1.5%, and is reflected on a discounted basis as a $97 million reduction in additional paid-in capital. The discount on such contractual payments is amortized into income over the estimated three year term of such contracts.

                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)


     The purchase price is allocated to balance sheet assets acquired (including identifiable intangible assets arising from the Acquisition) and liabilities assumed based on their estimated fair value. The fair value adjustments to the Citigroup L&A historical condensed combined balance sheet in connection with the Acquisition are described below in Note 3. The excess of the total purchase consideration over the estimated fair value of the net assets acquired, together with capitalized costs, is allocated to goodwill.

3.  PRO FORMA ADJUSTMENTS

  ADJUSTMENTS

     As discussed above, these pro forma adjustments are based on certain estimates and assumptions made as of the date of the unaudited pro forma condensed consolidated financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of Citigroup L&A between the dates presented and the effective date of the Acquisition. MetLife expects to make such adjustments at the effective date of the Acquisition. These adjustments may be different from the adjustments made to prepare the unaudited pro forma condensed consolidated financial information and such differences may be material.

     (a) Elimination of the fair value of $88 million in fixed maturities available-for-sale held by Citigroup and issued by MetLife, Inc. and the related historical cost of the debt securities issued by MetLife of $87 million at March 31, 2005. The related interest expense to MetLife, Inc. and interest income to Citigroup L&A of $2 million and $8 million for the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively, has also been eliminated in the accompanying unaudited pro forma condensed consolidated statements of income.

     (b) Sale by MetLife, Inc. of fixed maturities available-for-sale with a carrying value of $2,520 million to fund the Acquisition of Citigroup L&A. The unaudited pro forma condensed consolidated statement of income reflects a reduction in net investment income as a result of the assumption that the sale of such fixed maturity securities would have occurred at the beginning of 2004. The net investment income foregone is computed based upon the average yield of fixed maturities of 6.55% in 2004. Net investment income of $41 million and $165 million, respectively, has been eliminated from the accompanying unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004. Any gains/losses on the sale of such investments would not be part of the normal course of business and, as such, have not been reflected in the accompanying unaudited pro forma condensed consolidated statements of income.

     (c) Fair value adjustment of $43 million for the difference between the estimated fair value and carrying value of Citigroup L&A's investment in mortgage and other loans. Related amortization of the fair value adjustment is estimated to be $4 million and $15 million for the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively, in the unaudited pro forma condensed consolidated statements of income.

                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)

     (d) Fair value adjustment of $5 million for the difference between the estimated fair value and carrying value of Citigroup L&A's investment in policy loans. Related amortization of the fair value adjustment is immaterial for the three months ended March 31, 2005 and $1 million for the year ended December 31, 2004 in the unaudited pro forma condensed consolidated statements of income.

     (e) Fair value adjustment of $127 million relates to Citigroup L&A's investment in real estate and real estate joint ventures held-for-investment. Related amortization of the fair value adjustment resulting in a reduction in net investment income is estimated at $1 million and $5 million for the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively, in the unaudited pro forma condensed consolidated statements of income.

     (f) Fair value adjustment of $13 million relates to Citigroup L&A's investment in real estate held-for-sale. No related amortization of the fair value adjustment was estimated to have occurred during the three months ended March 31, 2005 and the year ended December 31, 2004 as such amortization was immaterial.

     (g) A real estate property with a carrying value of $478 million was sold on May 4, 2005 for $1,720 million, resulting in a gain of $758 million, net of current income taxes payable of $460 million, deferred income taxes of $(51) million and transaction costs of $75 million. The real estate property was sold to facilitate the funding of the Acquisition. The sale of the real estate property is reflected as a pro forma adjustment in the unaudited pro forma condensed consolidated balance sheet; however, the unaudited pro forma condensed consolidated statements of income have not been adjusted to reflect a reduction in the related net investment income or to reflect the gain on the sale of such real estate property as both would be reported as discontinued operations. The gain has been reflected as an increase in stockholders' equity in the accompanying unaudited pro forma condensed consolidated balance sheet.

     (h) Fair value adjustment of $234 million for the difference between the estimated fair value and carrying value of Citigroup L&A's investment in other invested assets -- principally the purchase accounting adjustment related to the elimination of the historical deferred policy acquisition costs and the establishment of value of business acquired ("VOBA") related to certain joint ventures acquired. Related amortization of the fair value adjustment is estimated at $3 million and $9 million, for the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively, and is reflected as a reduction in other revenues in the unaudited pro forma condensed consolidated statements of income.

     (i) The pro forma financing adjustment represents the cash and cash equivalent position of $10,923 million resulting from the issuance of the senior debt, CEUs and preferred stock, as well as the sale of real estate and fixed maturity securities. The common stock issuance of $1,000 million is reflected separately from the cash financing sources in the pro forma financing adjustments column. The remittance to Citigroup of $10,800 million of cash and $1,000 million in common stock (22.4 million shares), to acquire Citigroup L&A, plus transaction costs to other parties, is reflected in the pro forma purchase adjustments column. The transaction costs of $123 million represent an estimate of the costs that the Company expects to incur over a two year period. These costs consist primarily of investment banker and legal fees, severance payments, relocation costs, lease terminations, and closing of facilities of Citigroup L&A and have been included in the purchase price. Actual costs may vary from such estimates.

     (j) The pro forma purchase adjustment of $1,137 million is comprised of an adjustment of $1,571 million to reinsurance recoverable representing an increase in reinsurance recoverable for benefits ceded to reinsurers and was computed using the same assumptions that were used to determine the purchase accounting adjustment to the liability for

                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)

          future policy benefits offset by the elimination of the reinsurance recoverable on the liability for future policy benefits of $434 million between MetLife and The Travelers Insurance Company ("TIC"), related to a reinsurance agreement between the two entities which will become an intercompany arrangement upon acquisition.

          The pro forma purchase adjustment of $3,008 million is comprised of an adjustment to the liability for future policy benefits of $3,222 million representing the difference between the Citigroup L&A carrying value of such liabilities and the purchase accounting basis of such liabilities using current assumptions, plus an adjustment of $212 million related to Citigroup L&A's Argentinean operations as described in pro forma adjustments 3(ff)(i) and (ii), and offset by the elimination of reinsurance recoverable on the liability for future policy benefits of $426 million between MetLife and TIC. Amortization of the adjustment to the liability for future policy benefits resulted in a decrease in policyholder benefits and claims of $10 million and $36 million for the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively.

     (k) The adjustment to policyholder account balances of $1,831 million represents the adjustment of Citigroup L&A's carrying value to amounts based on expected liability cash flows discounted at current crediting rates. Interest credited to policyholder account balances for the three months ended March 31, 2005 and for the year ended December 31, 2004 decreased by $62 million and $227 million, respectively, as a result of the revaluation of policyholder account balances.

     (l) Elimination of Citigroup L&A's historical deferred policy acquisition costs of $3,035 million, and related amortization of $108 million and $394 million for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively.

     (m) Elimination of Citigroup L&A's historical VOBA of $90 million and related amortization of $2 million and $10 million for the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively.

     (n) The VOBA reflects the estimated fair value of in-force contracts and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in force at the Acquisition date. VOBA is based on actuarially determined projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience on the purchased business may vary from these projections. An 11.5% discount rate is used to value VOBA. VOBA is amortized in relation to estimated gross profits or premiums, depending on product type. If estimated gross profits or premiums differ from expectations, the amortization of VOBA is adjusted to reflect actual experience. At March 31, 2005, the VOBA balance is estimated at $2,994 million. The estimated amortization for the three months ended March 31, 2005 and for the year ended December 31, 2004 is $73 million and $283 million, respectively.

          The following table provides an estimated amortization of the pro forma consolidated VOBA from 2005 to 2009:

                                                              (IN MILLIONS)
          Nine months ended December 31, 2005...............       $233
          2006..............................................       $307
          2007..............................................       $292
          2008..............................................       $268
          2009..............................................       $242

'                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)

     (o)  Elimination of Citigroup L&A's historical goodwill of $226 million.

     (p) Represents the goodwill of $4,818 million arising from the transaction. See computation in Note 2. Actual goodwill recorded is subject to adjustments based upon actual equity as of July 1, 2005. The potential purchase price adjustments are more fully described in the Acquisition Agreement.

     (q) Represents the recognition of identifiable other intangible assets, comprised of the Citigroup L&A distribution agreements and customer relationships acquired as a part of the purchase. The estimated fair value of the distribution agreements and customer relationships are $173 million and $12 million, respectively, for a total of $185 million. The identifiable other intangibles will be amortized in relation to the expected economic benefits of the agreement. The estimated amortization for the three months ended March 31, 2005 is immaterial and for the year ended December 31, 2004 is $3 million.

     (r) Fair value adjustment of $1 million for the difference between the estimated fair value and carrying value of Citigroup L&A's other assets of $24 million and a recoverable from Citigroup of $25 million as described in pro forma adjustment 3(ff)(iii). The estimated amortization for the three months ended March 31, 2005 is immaterial and for the year ended December 31, 2004 is $5 million.

     (s) The pro forma financing adjustment represents the costs associated with the issuance of senior debt and CEUs of $71 million. Costs of $49 million associated with the issuance of the CEUs have been reflected as a reduction in additional paid in capital. The remaining $22 million of costs have been capitalized and are amortized over the term of the notes. For the three months ended March 31, 2005 and the year ended December 31, 2004, approximately $1 million and $3 million of such costs are assumed to be amortized, respectively.

     (t) The pro forma financing adjustment to debt represents the issuance of $2,716 million of senior debt, and $2,134 million of the Company's junior subordinated debt securities issued to MetLife Capital Trust II and MetLife Capital Trust III in return for (i) the proceeds of the issuance by the trusts of the trust preferred securities underlying the $2,070 million of CEUs and (ii) a required investment by the Company in $64 million of common securities of the trusts, which are included in fixed maturities securities. These pro forma financing adjustments and related interest expense are described in Note 2. Related debt issuance costs and discount on senior notes including related amortization, are described in pro forma adjustment 3(s). The pro forma financing adjustment to equity represents the issuance of $1,000 million of common stock to Citigroup and $2,100 million of preferred shares as described in Note 2. The estimated present value of the contractual payments to be made under the variable share forward contract of $97 million described in pro forma adjustment 3(w) has been reflected as a reduction in the carrying value of the common stock. Costs of $57 million associated with the issuance of the preferred stock and $49 million related to the issuance of the variable share component of the CEUs has been reflected as a reduction of their respective additional paid in capital.

     (u) Deferred income taxes are adjusted to reflect the income tax effects of the pro forma purchase adjustments and the adjustment of the tax basis of the assets and liabilities acquired as a result of an election under Internal Revenue Code Section 338. The net effect of such adjustments is $1,709 million. The deferred income tax asset is reduced by a valuation allowance of $115 million related to operations in Argentina.

     (v) The pro forma purchase adjustment of $227 million consists of the fair value adjustment to decrease other liabilities for the difference between the estimated fair value and carrying value of Citigroup L&A's other liabilities.

     (w) The pro forma financing adjustment of $97 million records the estimated present value of the contractual payments to be made under the terms of the variable share forward contract component of the CEUs. Also, a pro forma financing adjustment of $2 million and $5 million for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively, has been made to record accretion on the accrued balance. See Note 2 for further discussion of the terms of the CEUs.

     (x)  Elimination of Citigroup L&A's historical equity balances.

                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)

     (y) The pro forma purchase adjustment of $1 million for the three months ended March 31, 2005 represents a reclassification of $10 million in surrender fees from other revenues to universal life and investment-type policy fees offset by the elimination of $11 million in amortization of deferred policy fees resulting from the elimination of such deferred revenue, included within the other liabilities pro forma adjustment 3(v). The pro forma purchase adjustment of $34 million for the year ended December 31, 2004 represents a reclassification of $47 million in surrender fees from other revenues to universal life and investment-type policy fees offset by the elimination of $13 million in amortization of deferred policy fees resulting from the elimination of such deferred revenue.

     (z) Decrease in net investment income relates to pro forma purchase adjustments for the three months ended March 31, 2005 and the year ended December 31, 2004 as follows:

                                                       FOR THE THREE         FOR THE
                                                        MONTHS ENDED        YEAR ENDED
                                                       MARCH 31, 2005   DECEMBER 31, 2004
                                                       --------------   ------------------
                                                                (IN MILLIONS)
          1)  Amortization of the increase in
              fair value of fixed maturity
              available-for-sale................            $(71)             $(282)
          2)  Amortization of the increase in
              fair value of mortgage loans......  3(c)        (4)               (15)
          3)  Amortization of the increase in
              fair value of policy loans........  3(d)        --                 (1)
          4)  Amortization of the increase in
              real estate held-for-investment...  3(e)        (1)                (5)
          5)  Elimination of investment income
              on the MetLife securities held by
              Citigroup.........................  3(a)        (2)                (8)
                                                       --------------   ------------------
                                                            $(78)             $(311)
                                                       ==============   ==================

       (aa) The pro forma financing adjustment of $40 million for the three months ended March 31, 2005 represents the elimination of the investment income on fixed maturity securities of $41 million as described in pro forma adjustment 3(b) offset by the investment income on the investment in MetLife Capital Trust II and MetLife Capital Trust III of $1 million as described in pro forma adjustment 3(s). The pro forma financing adjustment of $162 million for the year ended December 31, 2004 represents the elimination of the investment income on fixed maturity securities of $165 million as described in pro forma adjustment 3(b) offset by the investment income on the investment in MetLife Capital Trust II and MetLife Capital Trust III of $3 million as described in pro forma adjustment 3(s).

       (bb) The pro forma purchase adjustment of $19 million for the three months ended March 31, 2005 represents a reclassification of $10 million in surrender fees from other revenues to universal life and investment-type policy fees, plus the elimination of $6 million in amortization of deferred ceding commission income resulting from the elimination of such deferred revenue, included within the other liabilities adjustment in pro forma purchase adjustment 3(v), and the amortization of the fair value of other invested assets of $3 million as described in pro forma adjustment 3(h). The pro forma purchase adjustment of $83 million for the year ended December 31, 2004 represents a reclassification of $47 million in surrender fees from other revenues to universal life and investment-type policy fees, plus the elimination of $27 million in amortization of deferred ceding

                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)

          commission income resulting from the elimination of such deferred revenue, and the amortization of the fair value of other invested assets of $9 million.

     (cc) Decrease in other expenses relates to pro forma purchase adjustments for the three months ended March 31, 2005 and the year ended December 31, 2004 is as follows:

                                                        FOR THE THREE                         FOR THE
                                                         MONTHS ENDED                       YEAR ENDED
                                                        MARCH 31, 2005                   DECEMBER 31, 2004
                                                   ----------------------             -----------------------
                                                                        (IN MILLIONS)
          1)   Elimination of intercompany
               interest expense...........  3(a)            $ (2)                              $  (8)
          2)   Elimination of amortization
               on historical deferred
               policy acquisition costs...  3(l)            (108)                               (394)
          3)   Elimination of historical
               amortization of VOBA.......  3(m)              (2)                                (10)
          4)   Amortization of VOBA.......  3(n)              73                                 283
          5)   Amortization of other
               intangible assets..........  3(q)              --                                   3
          6)   Amortization of other
               adjustments................  3(r)              --                                  (5)
                                                   ----------------------             -----------------------
                                                            $(39)                              $(131)
                                                   ======================             =======================

     (dd) The pro forma financing adjustment of $65 million for the three months ended March 31, 2005 represents interest expense on financing of the transaction of $62 million as disclosed in Note 2, amortization of debt issuance costs of $1 million in pro forma financing adjustment 3(s) and $2 million in accretion on accrued contractual payments on CEUs in pro forma financing adjustment 3(w). The pro forma financing adjustment of $257 million for the year ended December 31, 2004 represents interest expense on financing of transaction of $249 million as disclosed in Note 2, amortization of debt issuance costs of $3 million in pro forma financing adjustment 3(s) and $5 million in accretion on accrued contractual payments on CEUs in pro forma adjustment 3(w).

     (ee) Represents the income tax effect of all unaudited pro forma condensed consolidated statement of income adjustments using a tax rate of 35% for the three months ended March 31, 2005 and for the year ended December 31, 2004. The year ended December 31, 2004 also includes an adjustment of $71 million to eliminate certain tax items which are not relevant to that pro forma presentation.

     (ff) As a part of the Acquisition, MetLife will acquire Citigroup L&A's insurance operations in Argentina. The Argentinean economic, regulatory and legal environment, including interpretation of laws and regulations by regulators and courts, is uncertain. Potential legal or governmental actions related to pension reform, fiduciary responsibilities, performance guarantees and tax rulings could adversely affect the results of the combined company as reflected in the accompanying unaudited pro forma interim condensed consolidated financial information.

          Upon acquisition there are certain liabilities which will be established in purchase accounting as follows (subject to any adjustments to reflect changes in Citigroup L&A's closing balance sheet):

         (i) In order to conform to MetLife's interpretation of applicable Argentine law, death and disability liabilities will increase by an estimated $107 million in Citigroup L&A's managed pension business in Argentina. This increase reflects additional death and disability claims that have occurred through March 31, 2005 but had not yet been approved by the Argentine regulator. MetLife's policy has been to accrue a liability for incurred claims in excess of the

                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)

             claims-made amounts, reflecting management's belief that applicable Argentine law does not relieve the managed pension business from providing for such additional claims. The accrued liability recorded by Citigroup L&A as of March 31, 2005 reflects Citigroup's belief that the managed pension business is only obligated under applicable Argentine law to provide group claims-made coverage to the managed pension business customers.

        (ii) An additional liability of $105 million will be established related to litigation and an impending Supreme Court of Justice of Argentina ruling in connection with the pesification of certain policyholder liabilities from U.S.-dollar-denominated insurance policies in January 2002 when the Argentina government converted all foreign currency denominated financial contracts to Argentinean pesos.

             The unaudited historical condensed combined financial statements of Citigroup L&A reflect a liability for future policy benefits for the affected insurance policies based on a conversion ratio of one Argentine peso to one U.S. dollar adjusted by CER (inflation index), which is the conversion ratio specified by the conversion law and implementing regulations for these policies. However, throughout the country and affecting all insurance companies, policyholders have challenged the legality of the conversion of their policies to pesos in various court proceedings. When policyholders have brought similar actions against MetLife's Argentinean insurance companies, MetLife has accrued a liability, which it believes is both probable and reasonably estimable, for the difference between the value of the policy based on its original U.S. dollar terms and current open market currency exchange rates. In accordance with the requirements of Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS No. 141"), a pro forma adjustment of $35 million has been recorded to reflect MetLife's estimate of the present value of such policy liabilities at March 31, 2005.

             The Supreme Court of Justice of Argentina is also currently considering actions challenging the peso conversion as it was applied to insurance policies and annuity contracts. The outcome of the Supreme Court action is uncertain, but MetLife considers it probable that some modification to the original peso conversion will be required and that the most likely modification will be to require a conversion ratio of 1.4 Argentinean pesos to one U.S. dollar, which is the conversion ratio applied to bank deposits. MetLife has estimated the fair value of the additional policy liability required for Citigroup L&A's insurance companies would be approximately $70 million; accordingly, in accordance with SFAS 141, MetLife has recorded an adjustment to record the fair value of such liability. The maximum exposure for these companies if the Supreme Court were to overturn entirely the peso conversion is approximately $190 million. MetLife considers the possibility that the Supreme Court will entirely overturn the peso conversion as applied to insurance policies to be remote because the Supreme Court has previously upheld the peso conversion as applied to bank deposits at a conversion ratio of 1.4 Argentinean pesos to one U.S. dollar.

       (iii) A pro forma purchase adjustment of $50 million at March 31, 2005 has been recorded related to tax contingencies generated upon pesification and the conversion of Argentinean national debt obligations from U.S. dollars to pesos at a conversion rate of 1.4 Argentinean pesos to one U.S. dollar adjusted by CER (inflation index). Based on statements from the Argentinean Undersecretary of Public Revenues Ministry of Economy, MetLife believes a tax liability exists on the conversion premium and the CER; accordingly, a liability has been established for this potential tax contingency. A receivable of $25 million from Citigroup has also been established as Citigroup has indemnified MetLife for 50% of such tax contingencies.

MERGER-RELATED COSTS

     MetLife's preliminary integration plan includes merger related costs of approximately $196 million, $127 million net of income taxes. Such costs are not included in the purchase price allocation but are period costs which will be

                                 METLIFE, INC.

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           INFORMATION -- (CONTINUED)

charged to the statement of income as incurred over a two year period subsequent to the closing of the Acquisition. As these costs are not a part of the normal operations of MetLife, they have not been reflected in the accompanying unaudited pro forma condensed consolidated statements of income. These costs include expenses related to the redeployment of MetLife staff, retention bonuses for Citigroup L&A employees, MetLife employee-related restructuring and integration expenses, system migration, product integration and other infrastructure costs. As integration plans are finalized and implemented, such costs will be more precisely quantified. Actual costs may vary materially from these preliminary estimates.

4. EARNINGS PER COMMON SHARE

     Pro forma earnings per common share for the three months ended March 31, 2005 and for the year ended December 31, 2004 have been calculated based on the estimated weighted average number of common shares on a pro forma basis, as described below.

    (a) The historical weighted average number of common shares of MetLife, Inc. is 734.0 million and 739.6 million, basic and diluted, respectively, for the three months ended March 31, 2005. The historical weighted average number of common shares of MetLife, Inc. is 749.7 million and 754.8 million, basic and diluted, respectively, for the year ended December 31, 2004.

    (b) The pro forma weighted average number of common shares, after giving effect to the Acquisition, is 756.4 million and 762.0 million, basic and diluted, respectively, for the three months ended March 31, 2005. The pro forma weighted average number of common shares reflects the issuance of 22.4 million MetLife, Inc. common shares to Citigroup in the Acquisition.

        The pro forma weighted average number of common shares, after giving effect to the Acquisition, is 772.1 million and 777.2 million, basic and diluted, respectively, for the year ended December 31, 2004. The pro forma weighted average number of common shares reflects the issuance of
        22.4 million MetLife, Inc. common shares to Citigroup in the Acquisition.

    (c) Estimated dividends of $31 million and $124 million on the series A preferred shares and series B preferred shares, respectively, issued in connection with the Acquisition have been deducted from income available to common stockholders for the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively, for purposes of the pro forma earnings per share calculation. See Note 2 for discussion of the dividend rate used in preparing the pro forma earnings per share.